As filed with the SEC on September 25, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	73-1520922
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 West Fifth Street

Tulsa, Oklahoma 74103

(918) 588-7000

(Address, including zip code and telephone number, including area code,

of registrant’s principal executive offices)

ONEOK, Inc. Long-Term Incentive Plan

(f/k/a Magellan Midstream Partners, L.P. Incentive Plan)

(Full title of the plan)

Walter S. Hulse III

Chief Financial Officer, Treasurer and Executive Vice President,

Investor Relations and Corporate Development

100 West Fifth Street

Tulsa, Oklahoma 74173

(918) 588-7000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Jordan B. Edwards Thomas J. Hutchison GableGotwals 100 West Fifth Street, Suite 1100 Tulsa, Oklahoma 74103 (918) 595-4800 Thomas J. Hutchison	Julian Seiguer, P.C. Anne G. Peetz Kirkland & Ellis LLP 609 Main Street Houston, TX 77002 (713) 836-3600	Patrick W. Cipolla ONEOK, Inc. Vice President, Associate General Counsel – Compliance & Ethics and Corporate Secretary 100 West Fifth Street Tulsa, Oklahoma 74103 (918) 588-7000)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

ONEOK, Inc., an Oklahoma corporation (the “Company”), is filing this registration statement on Form S-8 (this “Registration Statement”) to register 969,190 shares of common stock, par value $0.01 per share (the “Common Stock”) that may be issuable to holders of certain restricted stock units and performance stock units of the Company, pursuant to and subject to the terms of (a) the agreement and plan of merger entered into on May 14, 2023 (the “Merger Agreement”) among the Company, Magellan Midstream Partners, L.P. (“Magellan”) and Otter Merger Sub, LLC, a wholly owned subsidiary of the Company (“Merger Sub”); and (b) the Amended and Restated ONEOK, Inc. Long-Term Incentive Plan dated January 26, 2021, as amended on April 1, 2021, which was formerly a Magellan equity incentive plan and was assumed by the Company in connection with the merger (the “Merger”) of Merger Sub with and into Magellan pursuant to the Merger Agreement.

Pursuant to the terms of the Merger Agreement, certain outstanding Magellan equity incentive awards were converted into a corresponding award with respect to Common Stock of the Company. The number of shares underlying each award was adjusted based on an exchange ratio set forth in the Merger Agreement (such shares of Common Stock of the Company, the “Converted Award Shares”), and the Converted Award Shares remained issuable under the Magellan equity incentive plan assumed by the Company in connection with the Merger.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the ONEOK, Inc. Long-Term Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been previously filed by the Company with the SEC pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2023;

(b)	The portions of the Company’s Definitive Proxy Statement on Schedule 14A for the 2023 annual meeting of shareholders that are specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on April 5, 2023;

(c)	The Company’s Quarterly Reports on Form 10-Q filed with the SEC on May 3, 2023 and August 8, 2023; and

(d)	The Company’s Current Reports on Form 8-K filed with the SEC on January 10, 2023, January 19, 2023, February 24, 2023, March 3, 2023, April 24, 2023, May 15, 2023, May 23, 2023, May 26, 2023, May 31, 2023, July 20, 2023, August 4, 2023, August 8, 2023, August 11, 2023, August 25, 2023, September 13, 2023, September 14, 2023, September 22, 2023 and September 25, 2023, but excluding in each portions of those reports and the exhibits related thereto that were furnished under Items 2.02 or 7.01; and

(e)	The description of our Common Stock contained in our Form 8-A registration statement filed with the SEC on November 21, 1997, including any amendment or report filed for the purpose of updating that description.

In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company, as an Oklahoma corporation, is empowered by Section 1031 of the Oklahoma General Corporation Act, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which such person is made or threatened to be made a party by reason of the person being or having been a director, officer, employee or agent of the Company or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, Section 1031 prohibits indemnification if such person is adjudged to be liable to the Company, unless such indemnification is allowed by a court of competent jurisdiction. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise.

The certificate of incorporation of the Company provides that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

Article VIII of the Company’s bylaws provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent permitted by the Oklahoma General Corporation Act, including the advance of related expenses. Pursuant to Article VIII of the bylaws of the Company, upon authorization and determination (i) by the board of directors by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than quorum; (ii) by a committee of directors designated by a majority vote of directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the shareholders, the Company is obligated to indemnify any person who incurs liability by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, or as a member of any committee or similar body, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. However, in an action, suit or proceeding by or in the right of the Company, no indemnification will be made if such person shall be adjudged to be liable to the Company, unless such indemnification is allowed by a court of competent jurisdiction.

The Company has entered into indemnification agreements with certain of its directors and officers. These indemnification agreements provide that the Company is obligated to indemnify the specified director or officer to the fullest extent permitted by law. The agreements provide that, upon request by a director or officer, the Company is obligated to advance expenses for defense of a claim made against the director or officer. The obligation of the Company to indemnify the director or officer is subject to applicable law and the determination by a “reviewing party” selected by the board of directors that the director or officer is entitled to indemnification. In addition, the agreements obligate the Company to indemnify the specified officer or director to the extent of the Company’s recoveries under insurance policies regardless of whether the director or officer is ultimately determined to be entitled to indemnification. The agreements also provide for partial indemnification if a portion of a claim for indemnification is not allowed by the reviewing party appointed by the board of directors.

The Company provides liability insurance for its directors and officers which provides for coverage against loss from claims made against officers and directors in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

It is recognized that the above-summarized provisions of the Company’s bylaws, the indemnification agreements and the applicable provisions of the Oklahoma General Corporation Act may be sufficiently broad to indemnify officers, directors and controlling persons of the Company against liabilities arising under such act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of ONEOK, Inc., dated July 3, 2017, as amended (incorporated by reference from Exhibit 3.2 to ONEOK, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed November 1, 2017 (File No. 1-13643)).
4.2	Amended and Restated By-laws of ONEOK, Inc. (incorporated by reference from Exhibit 3.1 to ONEOK Inc.’s Current Report on Form 8-K filed February 24, 2023 (File No. 1-13643)).
5.1	Opinion of GableGotwals.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Ernst & Young LLP.
23.3	Consent of GableGotwals (Included in Exhibit 5.1).
24.1	Powers of Attorney (included herein).
99.1	ONEOK, Inc. Long-Term Incentive Plan, as amended and restated, dated January 26, 2021 (f/k/a the Magellan Midstream Partners, L.P. Long-Term Incentive Plan) (incorporated by reference to Magellan Midstream Partners, L.P.’s Exhibit 10(a) to Form 10-K filed on February 18, 2021).
99.2	Amendment No. 1 dated April 1, 2021 to ONEOK, Inc. Long-Term Incentive Plan (f/k/a the Magellan Midstream Partners, L.P. Long-Term Incentive Plan) (incorporated by reference to Exhibit 10.2 to Magellan Midstream Partners, L.P.’s Form 10-Q filed April 29, 2021).
107	Filing Fee Table.

Item 9.	Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tulsa and the State of Oklahoma, on September 25, 2023.

ONEOK, INC.

By:	/s/ Walter S. Hulse
Name:	Walter S. Hulse
Title:	Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development

POWER OF ATTORNEY

Each person whose signature appears below authorizes Walter S. Hulse and Patrick W. Cipolla, and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the Registrant and to file any amendments to this Registration Statement, including post effective amendments, and to do any and all acts they or either of them determines may be necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on this 25th day of September, 2023.

Signature	Title

/s/ Julie H. Edwards	Chair of the Board
Julie H. Edwards

/s/ Pierce H. Norton II	President, Chief Executive Officer and Director
Pierce H. Norton II	(Principal Executive Officer)

/s/ Walter S. Hulse III	Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development
Walter S. Hulse III	(Principal Financial Officer)

/s/ Mary M. Spears	Senior Vice President and Chief Accounting Officer, Finance and Tax
Mary M. Spears	(Principal Accounting Officer)

/s/ Brian L. Derksen	Director
Brian L. Derksen

/s/ Pattye L. Moore	Director
Pattye L. Moore

/s/ Mark Helderman	Director
Mark W. Helderman

/s/ Eduardo A. Rodriguez	Director
Eduardo A. Rodriguez

/s/ Randall J. Larson	Director
Randall J. Larson

/s/ Gerald B. Smith	Director
Gerald B. Smith

/s/ Steven J. Malcolm	Director
Steven J. Malcolm

/S/ Jim W. Mogg	Director
Jim W. Mogg

/s/ Wayne T. Smith	Director
Wayne T. Smith

/s/ Lori A. Gobillot	Director
Lori A. Gobillot

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